Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

January 11, 2012

UBS AG,

Bahnhofstrasse 45,

Zurich,

Switzerland.

UBS Preferred Funding Trust IV,

c/o Wilmington Trust Company,

1100 North Market Street,

Wilmington, Delaware 19890.

UBS Preferred Funding Trust V,

c/o Wilmington Trust Company,

1100 North Market Street,

Wilmington, Delaware 19890.

Ladies and Gentlemen:

As counsel to UBS AG (the “Company”), UBS Preferred Funding Trust IV, UBS Preferred Funding Trust V, UBS Preferred Funding Company LLC IV, UBS Preferred Funding Company LLC V and UBS Americas Inc. in connection with the registration of an unspecified aggregate initial offering price or number of the debt securities and warrants to be issued (on a delayed and continuous basis) by the Company and an unspecified aggregate offering price or number of the trust preferred securities to be offered and sold in market-making transactions by the Company through its affiliates, in each case, pursuant to the related base prospectus (each a “Prospectus”) that forms a part of the registration statement on Form F-3 of the Company and the UBS Preferred Funding Trusts filed with the Securities and Exchange Commission on January 11, 2012 (the “Registration Statement”) to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions of U.S. federal tax law set forth under the heading “U.S. Tax Considerations” contained in each Prospectus in the Registration Statement is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us under the heading “U.S. Tax Considerations” in each Prospectus in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP